FOR IMMEDIATE RELEASE:   Wednesday, February 6, 2002

CONTACT:  Gregory L. Wilson
          Chairman and President
          Bradley T Nielson
          Chief Operating Officer and Chief Financial Officer
          MITY Enterprises, Inc.
          801-224-0589

MITY ENTERPRISES, INC. ANNOUNCES RESULTS
FOR THIRD FISCAL QUARTER
- - - - - - - - - - -
SALES INCREASE 8 PERCENT

OREM, UTAH   Gregory L. Wilson, president and chief executive officer of MITY
Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2001.

Net sales for the third quarter totaled $10.1 million, up 8 percent from $9.3 million a year ago. Net income from continuing operations for the quarter was $1.1 million, a 16 percent increase from last year's third quarter of $953,000. Basic and diluted earnings per share from continuing operations for the recent quarter were $0.22 and $0.21, respectively. That compares with basic and diluted earnings per share from continuing operations for the previous year's quarter of $0.19.

For the nine-month period ended December 31, 2001, net sales totaled $31.3 million, up 1 percent from $31.1 million a year ago. Net income from continuing operations for the nine-month period was $3.5 million, up 5 percent from $3.3 million in the previous year. Basic earnings per share from continuing operations for the nine-month period were $0.68, and diluted earnings per share were $0.67. These compare with basic and diluted earnings per share from continuing operations of $0.65 and $0.63, respectively, for the prior year period.

The increase in net sales during the quarter was primarily attributable to a 5 percent increase in the healthcare chair operations and a 9 percent increase in the multipurpose room operations. Most of the increase in the multipurpose room sales was due to increased chair sales while tables increased only slightly.

"We are extremely pleased with the results of the past quarter. During a period of economic uncertainty, MITY continued to outperform the institutional furniture industry," said Wilson. "Our operations in Canada and Utah were handled exceptionally well. In addition, our research and development people continue to work on many promising additions to our current product lines."

Wilson also reported that the Company's office systems operations based in Arkansas performed above expectations. This business unit, which the Company announced was for sale in August of 2001 and discontinued for accounting purposes in June of 2002, was both earnings and cash flow positive during the quarter. "We continue to work pursue potential suitors for the Arkansas operations," noted Wilson. "However, I am pleased to report that for the last six months, the operations were not a drain on MITY's resources. Quite to the contrary, the turnaround and clean up of the operation has been a major contributor to our growing cash position during the current fiscal year. Our people in Arkansas deserve a lot of praise for what they have been able to accomplish during that period."

"Although we have just completed an excellent quarter, the downturn in the United States economy and the furniture industry and increased competition appears to be finally catching up with us," noted Bradley T Nielson, chief financial officer and chief operating officer of MITY Enterprises. "Due to slower booking rates we are currently experiencing, fiscal fourth quarter sales for the Company may be down as much as 20 percent. However, we have taken the steps we believe are necessary to preserve margins and maintain our ability to continue generating high levels of earnings and positive cash flows."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM (ET) today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com.
Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. The Company's products are marketed under the Mity- Lite, Broda, CenterCore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through
distributors.    For further information, visit MITY Enterprises online at
www.mitylite.com.

This press release contains forward-looking statements related to (a) the belief that the Company has taken the steps necessary to preserve margins and maintain its ability to continue generating high levels of positive cash flows, (b) the Company's pursuit of suitors for its discontinued office systems operations, and (c) the Company's efforts to develop promising additions to its current product lines. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from current world tensions and U.S. military actions and its potential impact on the company's operations; (ii) the continued general down turn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of the new products; (iv) increased price and quality-based competitors; (v) lack of available capital and other resources to develop or acquire and commercialize new products; (vi) the Company's discontinued office systems operations may not continue to perform as they did in the third quarter; and (vii) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission which may cause any or all of the foregoing forward-looking statements to not be realized. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.


                            MITY ENTERPRISES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

                                                     Three Months Ended
                                                        December 31,
                                                    2001            2000
                                                -----------     -----------
Net sales                                       $10,094,000     $ 9,321,000
Income from operations                            1,714,000       1,532,000
Net income from continuing operations             1,108,000         953,000
Net income (loss)                                 1,108,000        (486,000)
Basic earnings per share from continuing
  operations                                          $0.22           $0.19
Basic earnings (loss) per share                       $0.22          ($0.10)
Weighted average number of common shares basic    5,071,033       5,077,823
Diluted earnings per share from continuing
  operations                                          $0.21           $0.19
Diluted earnings (loss) per share                     $0.21          ($0.09)
Weighted average common and common equivalent
  shares-diluted                                  5,176,340       5,170,267


                                                      Nine Months Ended
                                                        December 31,
                                                    2001            2000
                                                -----------     -----------
Net sales                                       $31,276,000     $31,067,000
Income from operations                            5,365,000       5,328,000
Net income from continuing operations             3,470,000       3,308,000
Net income (loss)                                 1,108,000         (57,000)
Basic earnings per share from continuing
  operations                                          $0.68           $0.65
Basic earnings (loss) per share                      ($0.01)         ($0.03)
Weighted average number of common shares basic    5,094,719       5,074,009
Diluted earnings per share from continuing
  operations                                          $0.67           $0.63
Diluted earnings (loss) per share                    ($0.01)         ($0.03)
Weighted average common and common equivalent
  shares-diluted                                  5,208,601       5,225,043


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